EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

FIRST QUARTER 2022 EARNINGS RELEASE

FOR IMMEDIATE RELEASE	April 30, 2022

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the first quarters of 2022 and 2021 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the first quarters of 2022 and 2021 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	First Quarter
	2022	2021
Net earnings attributable to Berkshire shareholders	$5,460	$11,711

Net earnings includes:
Investment and derivative gains (losses)	(1,580)	4,693
Operating earnings	7,040	7,018

Net earnings attributable to Berkshire shareholders	$5,460	$11,711

Net earnings per average equivalent Class A Share	$3,702	$7,638
Net earnings per average equivalent Class B Share *	$2.47	$5.09
Average equivalent Class A shares outstanding	1,474,703	1,533,284
Average equivalent Class B shares outstanding	2,212,054,009	2,299,925,502

*	Per share amounts are 1/1,500th of those shown for Class A.

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains (losses) include losses of approximately $771 million in the first quarter of 2022 and gains of approximately $2.8 billion in the first quarter of 2021 due to changes during the first quarters of 2022 and 2021 in the amount of unrealized gains that existed in our equity security investment holdings. Investment gains (losses) also include after-tax realized losses on sales of investments of $612 million in the first quarter of 2022 and after-tax realized gains on sales of investments of $1,414 million in the first quarter of 2021.

The amount of investment gains (losses) in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	First Quarter
	2022	2021
Insurance-underwriting	$47	$764
Insurance-investment income	1,170	1,208
Railroad	1,371	1,251
Utilities and energy	750	703
Manufacturing, service and retailing businesses	3,025	2,619
Other	677	473

Operating earnings	$7,040	$7,018

Approximately $3.2 billion was used to purchase shares of Class A and Class B common stock during the first quarter of 2022. On March 31, 2022, there were 1,470,875 Class A equivalent shares outstanding.

At March 31, 2022, insurance float (the net liabilities we assume under insurance contracts) was approximately $148 billion, an increase of approximately $1 billion since yearend 2021.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses and impairments of goodwill and intangible assets.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400